Exhibit 12

Computation of Ratios

Basic Earnings (Loss) Per Share	=	Net Income (Loss) Available to Common Shareholders/ Weighted Average Common Shares Outstanding
Diluted Earnings (Loss) Per Share	=	Net Income (Loss) Available to Common Shareholders/ Weighted Average Diluted Shares Outstanding

Cash Dividends Per Share	=	Dividends Paid to Common Shareholders/Average Common Shares Outstanding
Book Value Per Share	=	Total Common Shareholders’ Equity/Common Shares Outstanding
Return on Average Assets	=	Net Income/Average Assets
Return on Average Shareholders’ Equity	=	Net Income/Average Shareholders’ Equity
Efficiency Ratio (GAAP)	=	Noninterest Expense/(Net Interest Income Plus
Noninterest Income)
Efficiency Ratio (Non-GAAP)	=	See schedule under Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations
Loans to Deposits	=	Average Net Loans/Average Deposits Outstanding
Dividend Payout	=	Dividends Declared/Net Income Available to Common Shareholders
Average Shareholders’ Equity to Average Assets	=	Average Shareholders’ Equity/Average Assets
Tier I Capital Ratio	=	(Shareholders’ Equity + Qualifying Subordinated Debt) -Intangible Assets - Securities Market-to-market Capital Reserve (Tier I Capital)/ Risk Adjusted Assets
Total Capital Ratio	=	Tier I Capital Plus Allowance for Loan
Losses/Risk Adjusted Assets
Tier I Leverage Ratio	=	Tier I Capital/Average Assets
Net Charge-offs to Average Loans	=	(Gross Charge-offs Less Recoveries)/Average Net Loans
Non-performing Loans to Total Loans	=	(Nonaccrual Loans Plus Loans Past Due 90 Days or Greater)/Gross Loans Net of Unearned Interest
Non-performing Assets to Total Loans Plus OREO	=	(Nonaccrual Loans Plus Loans Past Due 90 Days or Greater Plus OREO)/Net Loans plus OREO
Allowance for Loan Losses to Total Loans	=	Allowance for Loan Losses/(Gross Loans Net of Unearned Interest)
Allowance for Loan Losses to Non-performing Assets	=	Allowance for Loan Losses/(Nonaccrual Loans plus Loans Past Due 90 days or Greater plus OREO)
Allowance for Loan Losses to Non-performing Loans	=	Allowance for Loan Losses/(Nonaccrual Loans plus Performing Loans)
Net Interest Margin	=	Tax Equivalent Net Interest Income/Average Earning Assets

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